Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT
by and between
FORTIVE CORPORATION
and
RALLIANT CORPORATION
Dated as of June 27, 2025

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	General	1
Section 1.2	References; Interpretation	6

ARTICLE II

GENERAL PRINCIPLES

Section 2.1	Nature of Liabilities	7
Section 2.2	Transfers of Employees and Independent Contractors Generally	7
Section 2.3	Assumption and Retention of Liabilities Generally	8
Section 2.4	Participation in Fortive Benefit Arrangements	9
Section 2.5	Service Recognition	9
Section 2.6	Collective Bargaining Agreements	10
Section 2.7	Information and Consultation	10
Section 2.8	WARN	10
Section 2.9	Individual Agreements	10

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1	Health and Welfare Benefit Plans	11
Section 3.2	U.S. Savings Plans	12
Section 3.3	Deferred Compensation Plans	13
Section 3.4	Non-U.S. Plans	13
Section 3.5	Chargeback of Certain Costs	13

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1	Treatment of Fortive Stock Options	14
Section 4.2	Treatment of Fortive Time-Based Restricted Stock Units	14
Section 4.3	Treatment of Fortive Performance Stock Units	14
Section 4.4	Ralliant Stock Plan	14
Section 4.5	Global Mobility Employees	15
Section 4.6	General Terms	15

ARTICLE V

i

ii

Section 7.16	No Admission of Liability	23
Section 7.17	Tax Treatment of Payments	23

iii

EMPLOYEE MATTERS AGREEMENT
This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of June 27, 2025, is entered into by and between Fortive Corporation, a Delaware corporation (“Fortive”), and Ralliant Corporation, a Delaware corporation and a wholly owned subsidiary of Fortive (“Ralliant”). “Party” or “Parties” means Fortive or Ralliant, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement or the Separation Agreement, shall have the meaning set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, Fortive, acting through its direct and indirect Subsidiaries, currently conducts the Fortive Retained Business and the Ralliant Business;
WHEREAS, the Board of Directors of Fortive (the “Board”) has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders to separate Fortive into two separate, publicly traded companies, one for each of (a) the Fortive Retained Business, which shall be owned and conducted, directly or indirectly, by Fortive and its Subsidiaries (other than Ralliant and its Subsidiaries), and (b) the Ralliant Business, which shall be owned and conducted, directly or indirectly, by Ralliant and its Subsidiaries, in the manner contemplated by the Separation and Distribution Agreement by and between the Parties, dated as of June 27, 2025 (the “Separation Agreement”);
WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the Distribution; and
WHEREAS, pursuant to the Separation Agreement, Fortive and Ralliant have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
Section 1.1General. As used in this Agreement, the following terms shall have the following meanings:
“Accrued Incentive Amount” shall mean the aggregate amount accrued by Fortive in respect of Ralliant Employees under any cash incentive compensation and sales commission programs applicable to such Ralliant Employees and unpaid as of the date on which the employment or services of such Ralliant Employees are transferred to Ralliant.

“Acquired Rights Directive” shall have the meaning set forth in the definition “Transfer Regulations.”
“Agreement” shall have the meaning set forth in the Preamble.
“Automatic Transfer Employees” shall mean any Ralliant Employee, where local employment Laws, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Ralliant Group by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation Agreement.
“Benefit Arrangement” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.
“Board” shall have the meaning set forth in the Recitals.
“Collective Bargaining Agreement” shall mean each agreement with the collective bargaining representative, employee representative, trade union, labor or management organization, group of employees, or works council or similar representative body of Ralliant Employees, including any national or sector specific collective agreement which is applicable to Ralliant Employees, in each case in effect immediately prior to the date on which the applicable Ralliant Employees become employed by a member of the Ralliant Group, that sets forth terms and conditions of employment of Ralliant Employees, and all modifications of, or amendments to, such agreement and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreement.
“Delayed Transfer Date” shall mean the date on which it is determined by Fortive that either (a) a Delayed Transfer Ralliant Employee or Delayed Transfer Fortive Employee is permitted to transfer from the Fortive Group to the Ralliant Group or from the Ralliant Group to the Fortive Group, respectively, in accordance with applicable Law, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the Ralliant Employee or Fortive Employee by the Ralliant Group or Fortive Group, as applicable.
“Delayed Transfer Fortive Employee” shall mean each individual employed by Ralliant or a member of the Ralliant Group as of the Effective Time (a) whom Fortive determines is either (i) exclusively or primarily engaged in the Fortive Business, or (ii) necessary for the ongoing operation of the Fortive Business on and following the Effective Time, and (b) whose employment is determined by Fortive to not be eligible to be transferred from a member of the Ralliant Group to a member of the Fortive Group at or prior to the Effective Time as a result of (i) requirements under applicable Law or (ii) a delay in setting up Fortive Business operations in a particular jurisdiction sufficient to employ such Fortive Employee.
“Delayed Transfer Ralliant Employee” shall mean each individual employed by Fortive or a member of the Fortive Group as of the Effective Time (a) whom Fortive determines is either (i) exclusively or primarily engaged in the Ralliant Business, or (ii) necessary for the ongoing operation of the Ralliant Business on and following the Effective Time, and (b) whose employment is determined by Fortive to not be eligible to be transferred to a member of the Ralliant Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) global mobility needs, (iii) participation in a long-term disability plan or similar arrangement that is a Fortive Benefit Arrangement, or (iv) a delay in setting up Ralliant Business operations in a particular jurisdiction sufficient to employ such individual.
“Distribution Date” shall mean the date, as shall be determined by the Fortive Board, on which the Distribution occurs.
“Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.
“Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Ralliant Employees.
“Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted prior to the Effective Time by the Board or the Compensation Committee of the Board in its sole and absolute discretion for purposes of making equitable adjustments to the awards held by Ralliant Employees under the Fortive Stock Plan.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Former Ralliant Service Provider” shall mean:
(a)each individual (i) whose employment or service with Fortive or any of its Subsidiaries or Affiliates terminated for any reason prior to the Effective Time, and (ii) (A) who was employed or engaged by Ralliant or a member of the Ralliant Group immediately prior to such termination, or (B) whom Fortive determines was exclusively or primarily engaged in the Ralliant Business as of immediately prior to such termination; or
(b)any former employee, independent contractor or consultant of Fortive or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in a Ralliant Former Business (i) at the time either (A) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Ralliant Group, or the Fortive Group, or (B) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (ii) at any other time, but in such case only to the extent relating to his or her service with such Ralliant Former Business.
“Fortive” shall have the meaning set forth in the Preamble.
“Fortive Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Fortive Group.
“Fortive EDIP” shall mean the Fortive Corporation & Subsidiaries Executive Deferred Incentive Program, as amended.
“Fortive Employee” shall mean (a) each individual employed by Fortive or a Member of the Fortive Group as of the Effective Time who is not a Delayed Transfer Ralliant Employee, and (b) each Delayed Transfer Fortive Employee, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.
“Fortive Option” shall mean an option to purchase shares of Fortive Common Stock granted pursuant to the Fortive Stock Plan.
“Fortive Performance Stock Unit” shall mean an award granted by Fortive pursuant to the Fortive Stock Plan, as amended and restated, that was denominated as a “Performance Stock Unit” under the terms of such plan and the related award agreement.
“Fortive Stock Plan” shall mean the Fortive Corporation 2016 Stock Incentive Plan, as Amended and Restated.
“Fortive Time-Based Restricted Stock Unit” shall mean an award granted by Fortive pursuant to the Fortive Stock Plan, as amended and restated, that was denominated as a “Restricted Stock Unit” under the terms of such plan and the related award agreement and as of the Distribution Date vests (a) solely based on the continued employment or service of the recipient, or (b) based on a combination of continued employment or service of the recipient and the achievement of applicable performance targets over a one-year performance period.
“Fortive U.S. Savings Plans” shall mean (a) the Fortive Retirement Savings Plan and (b) any other defined contribution retirement plan maintained by Fortive or any of its Affiliates (other than a member of the Ralliant Group) that is intended to be qualified under Section 401(a) of the Code.
“Fortive Welfare Plans” shall mean any Welfare Plan maintained by Fortive or any member of the Fortive Group.
“Group” means the Fortive Group or the Ralliant Group, as applicable.

“Individual Agreement” shall mean any Benefit Arrangement which is (a) an employment contract, (b) a retention, severance or change in control agreement, or (c) any other agreement containing restrictive covenants (including confidentiality, noncompetition and non-solicitation provisions) between a member of the Fortive Group and a Ralliant Employee or any Former Ralliant Service Provider, as in effect immediately prior to the Effective Time.
“Non-Assignable Individual Arrangements” shall have the meaning set forth in Section 2.9(a).
“Non-Automatic Transfer Employees” shall mean any Ralliant Employee who is not an Automatic Transfer Employee.
“Nonhire Restricted Employee” shall have the meaning set forth in Section 5.11(a).
“Nonhire Restricted Period” shall have the meaning set forth in Section 5.11(a).
“Nonsolicit Restricted Employee” shall have the meaning set forth in Section 5.11(b).
“Nonsolicit Restricted Period” shall have the meaning set forth in Section 5.11(b).
“Non-U.S. Plans” shall have the meaning set forth in Section 3.44.
“Open Incentive Obligations” shall have the meaning set forth in Section 5.1.
“Other Service Provider” shall mean each individual who (a) (i) is or was engaged as an independent contractor or consultant by Fortive or any of its Subsidiaries or Affiliates, or (ii) is a current or former employee of Fortive or any of its Subsidiaries or Affiliates, and (b) is not a Fortive Employee, a Ralliant Employee, a Ralliant Independent Contractor, or a Former Ralliant Service Provider.
“Party” and “Parties” shall have the meanings set forth in the Preamble.
“Ralliant” shall have the meaning set forth in the Preamble.
“Ralliant Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the Ralliant Group.
“Ralliant EDIP” shall have the meaning set forth in Section 3.3(a).
“Ralliant Employee” shall mean (a) each individual employed by a member of the Ralliant Group as of the Effective Time and (b) each Delayed Transfer Ralliant Employee, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.
“Ralliant Flex Plan” shall have the meaning set forth in Section 3.1(c).

“Ralliant Independent Contractor” shall mean, as of immediately prior to the Effective Time, each individual who is engaged as an independent contractor or consultant by Ralliant or any member of the Ralliant Group.
“Ralliant Option” shall have the meaning set forth in Section 4.1.
“Ralliant Performance Stock Unit” shall have the meaning set forth in Section 4.3.
“Ralliant Time-Based Restricted Stock Unit” shall have the meaning set forth in Section 4.2.
“Ralliant U.S. Savings Plans” shall have the meaning set forth in Section 3.2(a).
“Ralliant Welfare Plans” shall mean any Welfare Plan maintained by Ralliant or any member of the Ralliant Group.
“Separation Agreement” shall have the meaning set forth in the Recitals.
“Transfer Regulations” shall mean (a) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (b) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.
“Transferred Account Balances” shall have the meaning set forth in Section 3.1(c).
“Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) whether or not subject to ERISA or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.
Section 1.2References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to “Articles,” “Sections,” “Annexes,” “Exhibits” and “Schedules” shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any “time” shall be to New York

City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Fortive” shall also be deemed to refer to the applicable member of the Fortive Group, references to “Ralliant” shall also be deemed to refer to the applicable member of the Ralliant Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Fortive or Ralliant shall be deemed to require Fortive or Ralliant, as the case may be, to cause the applicable members of the Fortive Group or the Ralliant Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.
ARTICLE II

GENERAL PRINCIPLES
Section 2.1Nature of Liabilities. All Liabilities assumed or retained by a member of the Fortive Group under this Agreement shall be Fortive Retained Liabilities for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the Ralliant Group under this Agreement shall be Ralliant Liabilities for purposes of the Separation Agreement. Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement or the Separation Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time, Ralliant shall, and is expected to, satisfy any Liability or other obligation (or portion thereof) it assumes or retains pursuant to this Agreement, whether or not Fortive has been legally relieved of such Liability or other obligation.
Section 2.2Transfers of Employees and Independent Contractors Generally.
(a)Subject to the requirements of applicable Law, through and until immediately before the Effective Time, Fortive shall use its reasonable best efforts to (i) cause the employment of any Ralliant Employee and the contract of services of any Ralliant Independent Contractor to be transferred to a member of the Ralliant Group no later than the Effective Time, and (ii) cause the employment of any Fortive Employee who is employed by a member of the Ralliant Group and the contract of services between any independent contractor or consultant that does not qualify as a Ralliant Independent Contractor and a member of the Ralliant Group to be transferred to a member of the Fortive Group no later than the Effective Time.
(b)Fortive shall use its reasonable best efforts to cause each Automatic Transfer Employee to be employed by a member of the Ralliant Group no later than the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and Ralliant agrees to take all actions reasonably necessary to cause the Ralliant Employees to be so employed. If an Automatic Transfer Employee objects to the transfer of employment to a member of the Ralliant Group as permitted under applicable law and consequently does not become an employee of the Ralliant Group and is terminated by Fortive as a result, then Ralliant shall reimburse Fortive in accordance with Section 2.3(c) for any severance or termination costs incurred by Fortive in connection with such termination of employment.
(c)Ralliant shall make a qualifying offer of employment to each Non-Automatic Transfer Employee who is not already employed by a member of the Ralliant Group prior to the Effective Time to become employed by a member of the Ralliant Group effective as of no later than the Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that (i) if Ralliant fails to make such a qualifying offer of employment to a Non-Automatic Transfer Employee or (ii) such Non-Automatic Transfer Employee does not accept such qualifying offer of employment, and in each case such Non-Automatic Transfer does not become employed by Ralliant and is terminated by Fortive as a result, then Ralliant shall reimburse Fortive in accordance with Section 2.3(c) for any severance or termination costs incurred by Fortive in connection with such termination of employment.
(d)The Fortive Group and Ralliant Group agree to execute, and to seek to have the applicable Ralliant Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.
Section 2.3Assumption and Retention of Liabilities Generally.
(a)Except as otherwise set forth in this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Fortive shall, or shall cause one or more members of the Fortive Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy (i) all Liabilities under all Fortive Benefit Arrangements, whenever incurred (except as provided in Section 2.3(b)); (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Fortive Employees, prospective employees of the Fortive Business and all Other Service Providers and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Fortive Group under this Agreement.
(b)Except as otherwise set forth in this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Ralliant shall, or shall cause one or more members of the Ralliant Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy (i) all Liabilities under all Ralliant Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Ralliant Employees, prospective employees of the Ralliant Business, Former Ralliant Service Providers and Ralliant Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Ralliant Group under this Agreement.
(c)Subject to the following sentence, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Notwithstanding anything to the contrary herein, any amount to be paid by Ralliant in respect of a Ralliant Liability or other Liability or obligation of Fortive that is assumed by Ralliant, or otherwise treated as a Liability or obligation of Fortive that is assumed by Ralliant within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Fortive in its sole discretion, shall be paid, at Fortive’s option and in its sole discretion, in the manner set forth in Section 9.11(b) of the Separation Agreement.
(d)Notwithstanding that a Delayed Transfer Ralliant Employee or Delayed Transfer Fortive Employee shall not become employed by a member of the Ralliant Group or Fortive Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) Ralliant or Fortive shall be responsible for, and shall timely reimburse (for the avoidance of doubt, in accordance with Section 2.3(c)) the other for, all Liabilities incurred by Fortive (including, without limitation, delivery of shares of Fortive Common Stock upon the exercise of Fortive Options or settlement of Fortive Time-Based Restricted Stock Units, cash payments with respect to cancellation of Fortive equity awards, and employer payroll Taxes in respect of such awards or such cash payments, in each case, held by Global Mobility Employees) or Ralliant, respectively, with regard to each such Delayed Transfer Ralliant Employee or Delayed Transfer Fortive Employee from the Effective Time to the Delayed Transfer Date applicable to such employee, and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer Ralliant Employees and Delayed Transfer Fortive Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances. As the context requires, with respect to Delayed Transfer Ralliant Employees and Delayed Transfer Fortive Employees, references throughout this Agreement to the “Effective Time” or the “Distribution Date” shall be deemed to refer to the applicable Delayed Transfer Date.
(e)Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Ralliant shall, or shall cause one or more members of the Ralliant Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to Ralliant or a member of the Ralliant Group or included on a combined balance sheet of the Ralliant Business or whether any such accruals are sufficient to cover such Liabilities.
(f)Except to the extent otherwise required by applicable Tax Law (as determined by Fortive in its sole discretion), each of Fortive and Ralliant shall, and shall cause the members of its respective Group to, treat for all U.S. federal (and applicable state and local) income Tax purposes any Liabilities of Fortive that are accepted or assumed by Ralliant (whether such Liabilities are accepted or assumed by Ralliant directly or treated as accepted or assumed by Ralliant as a result of a transfer by Fortive to Ralliant of equity interests in an entity treated as a “disregarded entity” for U.S. federal income Tax purposes) pursuant to this Agreement in accordance with Section 5.4(a) of the Tax Matters Agreement. For purposes of this Section 2.3(f), all references to Fortive and Ralliant shall include a reference to any member of the Fortive Group and the Ralliant Group that is, for U.S. federal income tax purposes, disregarded as separate from Fortive and Ralliant, respectively.
Section 2.4Participation in Fortive Benefit Arrangements. Except as provided in this Agreement or the Transition Services Agreement, effective no later than the Distribution Date, (a) Ralliant and each member of the Ralliant Group, to the extent applicable, shall cease to be a participating company in any Fortive Benefit Arrangement, and (b) each Ralliant Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Fortive Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Fortive Group pursuant to this Agreement).
Section 2.5Service Recognition.
(a)From and after the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, Ralliant shall, and shall cause each member of the Ralliant Group to, give each Ralliant Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Ralliant Benefit Arrangement for such Ralliant Employee’s prior service with any member of the Fortive Group or Ralliant Group or any predecessor thereto, to the same extent such service was recognized by the applicable Fortive Benefit Arrangement; provided that such service shall not be recognized to the extent that it would result in the duplication of benefits.
(b)Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Distribution Date: (i) Ralliant shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Ralliant Employee under any Ralliant Welfare Plan in which Ralliant Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Fortive Welfare Plan, and (ii) Ralliant shall provide or cause each Ralliant Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Ralliant Employees become eligible to participate in the Ralliant Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.
Section 2.6Collective Bargaining Agreements.
(a)Notwithstanding anything in this Agreement to the contrary, Fortive and Ralliant shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Ralliant or a member of the Ralliant Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any preexisting collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Ralliant Group) in respect of any Ralliant Employees and any Employee Representatives.
(b)Effective no later than the Effective Time, Ralliant shall, or shall cause a member of the Ralliant Group to, continue to maintain or to assume and honor, to the extent required by applicable Law, all Collective Bargaining Agreements and preexisting collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a Ralliant Employee’s employment by the Ralliant Group) that are applicable to any Ralliant Employee.
(c)Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Fortive Group or the Ralliant Group to any Employee Representative or any other Person as described in such agreement.
Section 2.7Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Ralliant or Fortive Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.
Section 2.8WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.
Section 2.9Individual Agreements.
(a)Assignment by Fortive. Fortive hereby assigns, or causes an applicable member of the Fortive Group to assign, to Ralliant or an appropriate member of the Ralliant Group, all Individual Agreements, with such assignment effective no later than the Effective

Time; provided, however, that, to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as no later than the Effective Time, each member of the Ralliant Group shall be considered to be a successor to each member of the Fortive Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement (“Non-Assignable Individual Agreement”), such that each member of the Ralliant Group shall enjoy all the rights and benefits of the applicable member of the Fortive Group under such agreement (including rights and benefits as a third-party beneficiary); provided, further, that, in no event shall Fortive be permitted to enforce any restrictive covenants contained in any Individual Agreement against a Ralliant Employee, for action taken in such individual’s capacity as a Ralliant Employee.
(b)Assumption by Ralliant. Effective no later than the Effective Time, Ralliant hereby assumes and honors, or causes an appropriate member of the Ralliant Group to assume and honor, each Individual Agreement, including any rights, benefits, Liabilities and obligations thereunder of the applicable member of the Fortive Group. Ralliant shall reimburse Fortive in accordance with Section 2.3(c) for any costs and Liabilities borne by any member of the Fortive Group under any Non-Assignable Individual Agreement.
(c)Further Actions. Solely to the extent required in order cause the assignment and assumption of Individual Agreements as contemplated by this Section 2.9 to be effective, Fortive and Ralliant shall, or shall cause a member of the Fortive Group or the Ralliant Group, as applicable, to take all actions reasonably necessary to effectuate such assignment and assumption.
ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS
Section 3.1Health and Welfare Benefit Plans.
(a)Except as expressly provided otherwise in this Agreement, (i) effective as of the Distribution Date, the participation of each Ralliant Employee who is a participant in a Fortive Welfare Plan shall automatically cease; and (ii) Ralliant shall or shall cause a member of the Ralliant Group (A) to have in effect, on the Distribution Date, Ralliant Welfare Plans providing health and welfare benefits for the benefit of each Ralliant Employee with terms that are substantially similar to those provided to the applicable Ralliant Employee immediately prior to the Distribution Date; and (B) effective on and after the Distribution Date, to assume and fully perform, pay, discharge and satisfy all Welfare Plan claims of Ralliant Employees and Former Ralliant Service Providers, including, but not limited to, any claims incurred under any Fortive Welfare Plan or prior to the Distribution Date that remain unpaid as of the Distribution Date, regardless of whether any such claim was presented for payment prior to, on, or after the Distribution Date.
(b)The applicable member of the Ralliant Group shall reimburse the applicable Fortive Welfare Plan (for the avoidance of doubt, in accordance with Section 2.3(c)) for any claims related to Ralliant Employees or Former Ralliant Service Providers paid by a Fortive Welfare Plan (whether on, prior to, or following the Distribution Date) and not charged back to the appropriate and applicable member of the Ralliant Group prior to the Distribution Date.
(c)Effective as of the Distribution Date, Ralliant shall, or shall cause the members of the Ralliant Group to, establish a cafeteria plan that shall provide health or dependent care flexible spending account benefits to Ralliant Employees on and after the Distribution Date (collectively, the “Ralliant Flex Plan”). The Parties shall use commercially reasonable efforts to ensure that as of the Distribution Date, any health and dependent care flexible spending accounts of Ralliant Employees (whether positive or negative) (the “Transferred Account Balances”) under Fortive Welfare Plans are transferred as soon as practicable after the Distribution Date, from the Fortive Welfare Plans to the Ralliant Flex Plan. Such Ralliant Flex Plan shall assume responsibility as of the Distribution Date for all outstanding health or dependent care claims under the corresponding Fortive Welfare Plans of each Ralliant Employee as of the first day of the year in which the Distribution Date occurs and shall assume and agree to perform, discharge, fulfill and satisfy the obligations of the corresponding Fortive Welfare Plans from and after the Distribution Date. Subject to Section 2.3(c), as soon as practicable after the Distribution Date, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, Fortive shall pay Ralliant the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Ralliant shall pay Fortive the net aggregate amount of the Transferred Account Balances, if such amount is negative.
Section 3.2U.S. Savings Plans.
(a)(i) Effective as of the Distribution Date, Fortive shall cause a member of the Ralliant Group to have in effect one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code in which each Ralliant Employee who participated in the Fortive Retirement Savings Plan immediately prior thereto shall be eligible to participate (the “Ralliant U.S. Savings Plan”), with terms that are substantially similar to those provided by the Fortive Retirement Savings Plan immediately prior to the Distribution Date (other than the ability to make additional investments in an investment fund invested primarily in Fortive Common Stock), (ii) the participation of each Ralliant Employee who is a participant in the Fortive Retirement Savings Plan shall automatically cease effective immediately prior to the Distribution Date, (iii) as soon as practicable after the Ralliant U.S. Savings Plans become effective, Fortive shall cause the accounts (including any outstanding participant loan balances) in the Fortive Retirement Savings Plan attributable to Ralliant Employees and all of the Assets in the Fortive Retirement Savings Plan related thereto to be transferred in cash, or in-kind (as determined by the Fortive Investment Committee) to the applicable Ralliant U.S. Savings Plan and subject to such transfer, the Ralliant U.S. Savings Plans shall assume and be solely responsible for and shall perform, discharge, fulfill and satisfy all Liabilities for or relating to Ralliant Employees under the Fortive Retirement Savings Plan and (iv) effective as of the Distribution Date, the Ralliant Group shall be responsible for all ongoing rights of or relating to Ralliant Employees for future participation in the Ralliant U.S. Savings Plans.
(b)The respective investment committees and other fiduciaries of the Ralliant U.S. Savings Plans and the Fortive U.S. Savings Plans shall determine (i) the period of time, if any, following the adoption of the Ralliant U.S. Savings Plans, during which Ralliant Employees and Fortive Employees may receive distributions in kind from, respectively, the Ralliant U.S. Savings Plans and the Fortive U.S. Savings Plans, if, and to the extent that, investments under such plans are comprised of Ralliant Common Stock or Fortive Common Stock, and (ii) the extent to which and when Fortive Common Stock (in the case of the Ralliant U.S. Savings Plans) and Ralliant Common Stock (in the case of the Fortive Retirement Savings Plan) shall cease to be investment alternatives of the respective plans.
(c)Other than with respect to Ralliant Employees as provided in Section 3.2(a), Fortive shall retain all accounts and all Assets and Liabilities relating to the Fortive Retirement Savings Plan, including in respect of each Former Ralliant Service Provider.

Section 3.3Deferred Compensation Plans.
(a)(i) Effective as of the Distribution Date, Ralliant shall or shall cause a member of the Ralliant Group to have in effect a non-qualified deferred compensation plan for the benefit of each Ralliant Employee who is eligible to participate in the Fortive EDIP immediately prior to the Distribution Date (each, a “Ralliant EDIP”) with terms that are substantially similar to those provided to the applicable Ralliant Employee under the Fortive EDIP immediately prior to the date on which the Ralliant EDIP becomes effective, (ii) the participation of each Ralliant Employee who is a participant in the Fortive EDIP shall cease effective upon the date on which the Ralliant EDIP becomes effective and (iii) each such Ralliant Employee shall become a participant in the Ralliant EDIP and all contributions that otherwise would have been made to the Fortive EDIP on or after the Distribution Date shall instead be made to the Ralliant EDIP.
(b)Effective as of the Distribution Date, (i) the account balances of each Ralliant Employee under the Fortive EDIP shall be transferred to the Ralliant EDIP and Ralliant shall or shall cause a member of the Ralliant Group to assume and fully perform, pay, discharge, and satisfy all obligations of the Fortive EDIP relating to such account balances, (ii) any such account balances that are payable in shares of Fortive Common Stock shall be payable in shares of Ralliant Common Stock in accordance with the terms applicable to such account balances, (iii) any such account balances that were credited with earnings based on a rate of return relating to notional shares of Fortive Common Stock shall instead be credited with earnings based on a rate of return relating to notional shares of Ralliant Common Stock and (iv) notional shares of Fortive Common Stock in a deferred share account shall be adjusted in the same manner as set forth in Section 4.2 as if such notional shares of Fortive Common Stock were Fortive Time-Based Restricted Stock Units.
(c)Fortive shall retain (i) all Assets relating to the Fortive EDIP in respect of Fortive Employees, Ralliant Employees, Former Ralliant Service Providers and Other Service Providers (including any Assets relating to corporate owned life insurance policies), and (ii) all Liabilities in respect of each Fortive Employee, Former Ralliant Service Provider and Other Service Provider in respect of the Fortive EDIP.
Section 3.4Non-U.S. Plans. Notwithstanding any provision of this Agreement to the contrary other than as set forth in this Section 3.5 the treatment of each Fortive Benefit Arrangement and Ralliant Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Conveyancing and Assumption Instrument; provided that, if the treatment of any such Non-U.S. Plan is not specifically covered by such Conveyancing and Assumption Instrument, then unless otherwise agreed upon by the Parties, (a) Ralliant shall assume and fully perform, pay, discharge, and satisfy all obligations of the Non-U.S. Plans relating to Ralliant Employees, Ralliant Independent Contractors and Former Ralliant Service Providers, whenever incurred, (b) Fortive shall assume and fully perform, pay, discharge, and satisfy all obligations of the Non-U.S. Plans relating to Fortive Employees and Other Service Providers, whenever incurred, and (c) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to Ralliant.
Section 3.5Chargeback of Certain Costs. Nothing contained in this Agreement shall limit Fortive’s ability to charge back any Liabilities that it incurs in respect of any Fortive Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices.

ARTICLE IV

EQUITY INCENTIVE AWARDS
Section 4.1Treatment of Fortive Stock Options. Each Fortive Option that is outstanding immediately prior to the Effective Time and that is held by a Ralliant Employee (other than a Global Mobility Employee), whether vested or unvested, shall automatically be assumed by Ralliant at the Effective Time (each, a “Ralliant Option”) and shall continue to have, and be subject to, the same terms and conditions (including the term, exercisability and vesting schedule) as were applicable to the corresponding Fortive Option immediately prior to the Effective Time, except that each Ralliant Option shall (a) relate to a number of shares of Ralliant Common Stock (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of shares of Fortive Common Stock issuable upon the exercise of the corresponding Fortive Option immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (b) have a per-share exercise price (rounded up to the nearest whole cent, subject to Section 4.6(a)) equal to the quotient determined by dividing (x) the per share exercise price of the corresponding Fortive Option by (y) the Equity Award Adjustment Ratio.
Section 4.2Treatment of Fortive Time-Based Restricted Stock Units. Each Fortive Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Ralliant Employee (other than a Global Mobility Employee), whether vested or unvested, shall automatically be assumed by Ralliant at the Effective Time (each, a “Ralliant Time-Based Restricted Stock Unit”) and shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Fortive Time-Based Restricted Stock Unit immediately prior to the Effective Time, except that each grant of Ralliant Time-Based Restricted Stock Units shall (a) relate to that number of shares of Ralliant Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.6(a)) equal to the product of (x) the number of shares of Fortive Common Stock that were issuable upon the vesting of such Fortive Time-Based Restricted Stock Units immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (b) be subject to vesting solely based upon the satisfaction of any applicable continued employment requirements that apply to the corresponding Fortive Time-Based Restricted Stock Units immediately prior to the Effective Time; provided that Ralliant Time-Based Restricted Stock Units relating to assumed Fortive Restricted Stock Units that were subject to a performance-based vesting condition shall continue to be subject to such performance-based vesting condition (as may be adjusted by Ralliant in its sole discretion).
Section 4.3Treatment of Fortive Performance Stock Units. Each Fortive Performance Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Ralliant Employee (other than a Global Mobility Employee) whether vested or unvested, shall automatically be assumed by Ralliant at the Effective Time (each, a “Ralliant Performance Stock Unit”) and shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Fortive Performance Stock Unit immediately prior to the Effective Time, except that each grant of Ralliant Performance Stock Units shall relate to that number of shares of Ralliant Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.5(a)) equal to the product of (x) the number of shares of Fortive Common Stock that were issuable upon the vesting of such Fortive Performance Stock Units immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio; provided that the applicable performance-based vesting conditions shall be treated as determined by the Compensation Committee of the Board prior to the Effective Time.
Section 4.4Ralliant Stock Plan. Effective as of the Effective Time, Ralliant shall have adopted the Ralliant Corporation Stock Incentive Plan, which shall permit the grant and issuance of equity incentive awards denominated in Ralliant Common Stock as described in this Article IV.
Section 4.5Global Mobility Employees. Each Fortive Option and Fortive Time-Based Restricted Stock Unit (in each case, whether or not vested) held by any Delayed Transfer Ralliant Employee whose transfer is delayed as a result of global mobility needs as described in clause (b)(ii) of the definition of Delayed Transfer Ralliant Employee or any Delayed Transfer Ralliant Employee located in Belgium (each, a “Global Mobility Employee”) shall be treated as set forth in an Individual Agreement entered into with such Global Mobility Employee prior to the Effective Time or, if no such Individual Agreement is entered into, shall be treated as if such Global Mobility Employee were a Fortive Employee (provided that Section 2.3(d) shall still apply with respect to such award).
Section 4.6General Terms.
(a)All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Each equity incentive award held by a Ralliant Employee (other than a Global Mobility Employee) that is outstanding as of immediately prior to the Effective Time and granted pursuant to the Fortive Stock Plan shall be treated as described in this Article IV; provided, however, that, prior to the Effective Time, the Compensation Committee of the Board may provide (i) for different treatment with respect to some or all of the awards held by Ralliant Employees located outside of the United States to the extent that the Compensation Committee of the Board deems such treatment necessary or appropriate, including to avoid adverse Tax consequences to such Ralliant Employees, (ii) for different treatment with respect to any Global Mobility Employee to the extent that the Compensation Committee of the Board deems such treatment to be necessary or appropriate in light of the fact that the Global Mobility Employee is not expected to become employed by a member of the Ralliant Group until the Delayed Transfer Date, and (iii) for the adjustment of any performance conditions. Any such adjustments made by the Compensation Committee of the Board pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. In furtherance of the foregoing, to address the potential adverse Tax consequences to any Ralliant Employee located outside of the United States each discrete grant of Ralliant Time-Based Restricted Stock Units held by a Ralliant Employee located in Canada or France and in any other jurisdiction as determined by the Compensation Committee of the Board (or its delegee) shall in all events be rounded down to the nearest whole share.
(b)The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent that any such registration statement is required by applicable Law.
(c)The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain Tax, legal and accounting objectives and, in the event that such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
ARTICLE V

ADDITIONAL MATTERS
Section 5.1Cash Incentive Programs. For any Fortive cash incentive or sales commission performance period that has not concluded as of the date on which the employment of the applicable Ralliant Employees is transferred to Ralliant (the “Open Incentive

Obligations”), Ralliant shall provide that each applicable Ralliant Employee shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the same terms and conditions as applied to such Ralliant Employee under the corresponding Fortive incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted (if applicable) by the Compensation Committee of the Board to the extent necessary to reflect the transactions contemplated by the Separation Agreement; provided that, in no event shall the aggregate incentive amounts paid to the applicable Ralliant Employees in respect of such applicable period, be less than the Accrued Incentive Amount. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, (a) Fortive shall not transfer assets in respect of the Accrued Incentive Amount or the Open Incentive Obligations, and (b) effective as of the date on which the employment of the applicable Ralliant Employees is transferred to Ralliant, Ralliant shall assume and perform, discharge, fulfill and satisfy all Liabilities and obligations in respect of the Accrued Incentive Amount and the Open Incentive Obligations.
Section 5.2Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, Ralliant shall (a) credit each Ralliant Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Ralliant Employee had with the Fortive Group as of immediately before the date on which the employment of the Ralliant Employee transfers to Ralliant, and (b) permit each such Ralliant Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Ralliant Employee would have been so permitted under the terms and conditions of the applicable Fortive policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Fortive policies in effect for that year in which the transfer of employment occurs).
Section 5.3Workers’ Compensation Liabilities. Effective no later than the Effective Time, Ralliant shall assume all Liabilities for Ralliant Employees, Ralliant Independent Contractors and Former Ralliant Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Effective Time, but not reported until after the Effective Time), and Ralliant shall be fully responsible for the administration, management and payment of all such claims and the performance, discharge, fulfillment and satisfaction of all such Liabilities taking into account section 8.1 of the Separation Agreement regarding insurance matters. Notwithstanding the foregoing, if Ralliant is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Fortive shall retain such Liabilities and Ralliant shall reimburse and otherwise fully indemnify Fortive (for the avoidance of doubt, in accordance with Section 2.3(c)) for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen (such that the Parties are in the same net economic position as they would have been in had such Liabilities been assumed by the applicable member of the applicable Group pursuant to this Agreement).
Section 5.4COBRA Compliance in the United States. Effective as of the Distribution Date, Ralliant shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA, in accordance with the provisions of the Ralliant Welfare Plans, with respect to Ralliant Employees or Ralliant Former Service Providers who incurred a COBRA qualifying event under a Ralliant Welfare Plan at any time on or after the Distribution Date and/or any COBRA qualifying event in connection with the transactions described in the Separation Agreement. Ralliant shall also be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Ralliant Welfare Plans with respect to Ralliant Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Ralliant Welfare Plans at any time on or after the Distribution Date.
Section 5.5Retention Bonuses. If requested in writing by Fortive, Ralliant shall take all necessary actions (including withholding, paying and remitting Taxes, including payroll Taxes) to facilitate the payment of any retention bonuses on behalf of a member of the Fortive Group to any Ralliant Employees that relate to the transactions contemplated by the Separation Agreement that become payable after the Distribution Date.
Section 5.6Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.
Section 5.7Payroll Taxes and Reporting; CARES Act and ARP Act.
(a)The Parties shall, to the extent practicable, (i) treat Ralliant or a member of the Ralliant Group as a “successor employer” and Fortive (or the appropriate member of the Fortive Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Ralliant Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Ralliant Employee for the calendar year in which the Effective Time occurs.
(b)Effective as of the Effective Time (or, if later, the applicable Delayed Transfer Date), Ralliant shall, or shall cause one or more members of the Ralliant Group to, assume and perform, discharge, fulfill and satisfy all Liabilities in respect of the Payment of any employment taxes that have been delayed pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Section 9651 of the American Rescue Plan Act of 2021 (“ARP Act”) with respect to any Ralliant Employee or Former Ralliant Service Provider, and, if applicable, shall timely reimburse Fortive in accordance with Section 2.3(c) for any such amounts that are required to be paid by Fortive in accordance with applicable Law. Fortive shall retain the benefit of any Tax credit allowed pursuant to Section 2301 of the CARES Act and Section 9651 of the ARP Act with respect to any “qualified wages” (as defined in the CARES Act and the ARP Act, respectively) paid to any Ralliant Employee or Ralliant Employee Service Provider after March 12, 2020 and prior to the Effective Time (or, if later, the applicable Delayed Transfer Date).
Section 5.8Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, Fortive shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Fortive shall provide data and information (to the extent permitted by applicable Laws) to Ralliant, which shall be responsible for making such filings in respect of Ralliant Employees.
Section 5.9Disability.
(a)To the extent that any Ralliant Employee is, as of the Distribution Date, receiving payments as part of any short-term disability program that is part of a Fortive Welfare Plan, such Ralliant Employee’s rights to continued short-term disability benefits (i) will end under any Fortive Welfare Plan as of the Distribution Date; and (ii) all remaining rights will be recognized under a Ralliant Welfare Plan as of the Distribution Date, and the remainder (if any) of such Ralliant Employee’s short-term disability benefits will be paid by a Ralliant Welfare Plan. In the event that any Ralliant Employee described above shall have any dispute with the short-term disability benefits they are receiving under a Ralliant Welfare Plan, any and all appeal rights of such employees shall be realized through the Ralliant Welfare Plan (and any appeal rights such Ralliant Employee may have under any Fortive Welfare Plan will be limited to benefits received and time periods occurring prior to the Distribution Date).
(b)The Fortive Group shall retain all Liabilities for providing long-term disability benefits under a Fortive Welfare Plan with respect to any Ralliant Employee and any Former Ralliant Service Provider who is on long-term disability on the Distribution Date or becomes eligible to receive long-term disability benefits under a Fortive Welfare Plan that provides long-term disability benefits, but only with respect to benefits arising from long-term disability claims incurred by any Ralliant Employee or Former Ralliant Service Provider prior to the Distribution Date and only to the extent that such individual is entitled to such benefit. For this purpose, a disability claim shall be considered incurred on the date of the occurrence of the event or condition giving rise to disability. For the avoidance of doubt, if, at the Distribution Date, a Ralliant Employee is receiving short-term disability benefits due to an event or condition that occurred prior to the Distribution Date, such Ralliant Employee shall remain a Ralliant Employee and to the extent that such Ralliant Employee subsequently becomes entitled to long-term disability benefits under a Fortive Welfare Plan, such Ralliant Employee’s rights to long-term disability benefits will be recognized under a Fortive Welfare Plan, and such Ralliant Employee’s long-term disability benefits will be paid by a Fortive Welfare Plan, but only to the extent that such individual is entitled to such benefit.
(c)For any Former Ralliant Service Provider who is, as of the Effective Time, receiving payments as part of any long-term disability program that is part of a Fortive Welfare Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Effective Time, to the extent that such Former Ralliant Service Provider may have any “return to work” rights under the terms of such Fortive Welfare Plan, such Former Ralliant Service Provider’s eligibility for reemployment shall be with Ralliant or a member of the Ralliant Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by Ralliant or the applicable member of the Ralliant Group), provided, however, that, notwithstanding the foregoing, no Former Ralliant Service Provider described in this subsection will be eligible for reemployment as described in this subsection after the first anniversary of the Effective Time.
Section 5.10Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Fortive Group or transferred to or assumed by the Ralliant Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.
Section 5.11No Hire and No Solicitation of Employees.
(a)From and after the Distribution Date until the date that is six (6) months from Distribution Date (the “Nonhire Restricted Period”), none of Fortive, Ralliant or any member of their respective Groups will, without the prior written consent of a duly authorized officer of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any Nonhire Restricted Employee. For purposes of this Section

5.11(a), “Nonhire Restricted Employee” means each individual who, during the Nonhire Restricted Period, is an employee at the level of M20 or above of the other Party’s Group. Notwithstanding the foregoing, nothing in this Section 5.11(a) shall restrict or preclude Fortive, Ralliant or any member of their respective Groups from hiring any Nonhire Restricted Employee (i) whose employment has been involuntarily terminated by the other Party’s Group; or (ii) who has been identified as a Delayed Transfer Fortive Employee or a Delayed Transfer Ralliant Employee.
(b)From and after the Distribution Date until the date that is eighteen (18) months from the Distribution Date (the “Nonsolicit Restricted Period”), none of Fortive, Ralliant or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, including in-house or external recruiters, solicit, aid, induce or encourage any Nonsolicit Restricted Employee to leave his or her employment with Fortive, Ralliant, or a member of their respective Groups. For purposes of this Section 5.11(b), “Nonsolicit Restricted Employee” means each individual who, during the Nonhire Restricted Period, is an employee of the other Party’s Group. Notwithstanding the foregoing, nothing in this Section 5.11(b) shall restrict or preclude Fortive, Ralliant or any member of their respective Groups from soliciting a Nonsolicit Restricted Employee: (i) after the employee has made an initial inquiry or submitted an application to a job posting, provided that the applicable Party did not encourage or advise the employee to make the initial inquiry or application; (ii) whose employment has been involuntarily terminated by the other Party’s Group; or (iii) sixty (60) days or more following the Nonsolicit Restricted Employee’s resignation from the other Party’s Group.
ARTICLE VI

GENERAL AND ADMINISTRATIVE
Section 6.1Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Fortive Benefit Arrangement or Ralliant Benefit Arrangement or to prohibit any member of the Fortive Group or Ralliant Group, as the case may be, from amending, modifying or terminating any Fortive Benefit Arrangement or Ralliant Benefit Arrangement at any time within its sole discretion.
Section 6.2Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Fortive, Ralliant or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.
Section 6.3Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.
Section 6.4Access to Employees. On and after the Effective Time, Fortive and Ralliant shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Fortive and Ralliant) to which any employee or director of the Fortive Group or the Ralliant Group or any Fortive Benefit Arrangement or Ralliant Benefit Arrangement is a party and which relates to a Fortive Benefit Arrangement or Ralliant Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.
Section 6.5Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Ralliant Employees under Fortive Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Ralliant Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Ralliant Employee.
Section 6.6No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Ralliant Employee or other current or former employee, officer, director or contractor of the Fortive Group or Ralliant Group, other than the Parties and their respective successors and assigns. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan.

Section 6.7No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Ralliant Employee or other former, current or future employee of the Fortive Group or Ralliant Group under any Benefit Arrangement of the Fortive Group or Ralliant Group.
Section 6.8Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Ralliant Employees, Former Ralliant Service Providers and employees and other service providers of Fortive, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.
ARTICLE VII

MISCELLANEOUS
Section 7.1Entire Agreement. Subject to Section 9.1 of the Separation Agreement, this Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.
Section 7.2Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 7.3Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 7.4Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):
To Fortive:

Fortive Corporation
6920 Seaway Blvd.
Everett, WA 98203
Attn: General Counsel
E-mail:        [Intentionally omitted]
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Alison Zieske Preiss
E-mail:        [Intentionally omitted]
To Ralliant:

Ralliant Corporation
4000 Center at North Hills Street
Suite 430
Raleigh, NC 27609
Attn: General Counsel
E-mail:        [Intentionally omitted]
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Alison Zieske Preiss
E-mail:        [Intentionally omitted]
Section 7.5Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 7.6Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (a) with respect to Fortive, an Affiliate of Fortive, or (b) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that, in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 7.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
Section 7.7Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
Section 7.8Termination. This Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Fortive without the approval of Ralliant or the stockholders of Fortive. In the event of such termination prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any liability of any kind to the other Party or any other Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by Fortive and Ralliant.
Section 7.9Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 7.10Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.
Section 7.11Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 7.12Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 7.13Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.14No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
Section 7.15No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 7.16No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Fortive and Ralliant and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Fortive or Ralliant.
Section 7.17Tax Treatment of Payments. Unless otherwise required by a Final Determination, for U.S. federal income Tax purposes and all other applicable Tax purposes, any payment made pursuant to this Agreement shall be treated in accordance with Section 5.4 of the Tax Matters Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
FORTIVE CORPORATION

By: /s/ Olumide Soroye
    Name: Olumide Soroye
    Title:    President and Chief Executive Officer of Intelligent Operating Solutions and Advanced Healthcare Solutions Segment
RALLIANT CORPORATION

By:    /s/ Tamara S. Newcombe
    Name:    Tamara S. Newcombe
    Title:    President and Chief Executive Officer

[Employee Matters Agreement Signature Page]